Exhibit 15

January 28, 2005

Rockwell Automation, Inc.
777 East Wisconsin Avenue, Suite 1400
Milwaukee, Wisconsin 53202

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Rockwell Automation, Inc. and subsidiaries for the periods ended December 31, 2004 and 2003, as indicated in our report dated January 28, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2004, is incorporated by reference in Registration Statement Nos. 333-17031, 333-17055, 333-17405, 333-89219, 333-93593, 333-34826, 333-38444, 333-101780 and 333-113041 on Form S-8 and Nos. 333-24685 and 333-43071 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin